EXHIBIT B-3(c)

                      AMENDED AND RESTATED
                        SERVICE AGREEMENT
                             BETWEEN
                    ENTERGY MISSISSIPPI, INC.
                               AND
                    ENTERGY ENTERPRISES, INC.


     THIS AGREEMENT, made and entered into as of June 22, 1999 by and between Entergy Mississippi, Inc., formerly Mississippi Power & Light Company, a corporation organized under the laws of the State of Mississippi (hereinafter sometimes referred to as "EMI") and Entergy Enterprises, Inc., formerly Electec, Inc., a corporation organized under the laws of the State of Louisiana (hereinafter sometimes referred to as "EEI"), amends, restates and supercedes in its entirety that certain Service Agreement made and entered into as of February 22, 1984, between EMI and EEI (the "Original Service Agreement").

                       W I T E S S E T H:

     WHEREAS, EMI and EEI are both subsidiaries of Entergy
Corporation ("Entergy") and, together with Entergy's other direct and indirect subsidiaries and Entergy, form the Entergy System;
and

     WHEREAS, EMI is organized, staffed and equipped and is authorized by the Securities and Exchange Commission (the
"Commission"), under Section 13(b) of the Public Utility Holding
Company Act of 1935, as amended (the "Act"), to render to EEI services as herein provided; and

     WHEREAS, in the course of its operations, EMI has acquired and will acquire certain properties and other resources; and

     WHEREAS, subject to the provisions set forth herein, EEI is authorized by orders of the Commission dated July 8, 1993 (HCAR No. 25848), June 30, 1995 (HCAR No. 26322) and June 22, 1999
(HCAR No. 27039) to utilize those services, properties and resources of EMI, as well as those provided by other companies of the Entergy System, (i) to conduct preliminary development activities with respect to potential investments by Entergy in various energy, energy-related and other non-utility businesses,
(ii) to provide various management, administrative and support services to certain of its associate companies, (iii) to provide consulting services to certain of its associate companies and to non-associate companies, and (iv) to provide , directly or indirectly, through one or more special purpose subsidiary companies of Entergy or EEI, power project operations and maintenance services to non-associate companies and to certain of its associate companies; and

     WHEREAS, economies and increased efficiencies benefiting the Entergy System will result from the performance by EMI of services for EEI and the provision of certain property and resources to EEI as herein provided; and

     WHEREAS, subject to the terms and conditions herein described, EMI is willing, upon request by EEI, to render such services and provide such property and resources to EEI, taking into consideration the fulfillment of EMI's utility responsibilities; and

     WHEREAS, pursuant to settlement arrangements entered into by Entergy with certain of its state and local regulators in 1992 and 1993 (collectively, the "Settlement Agreements"), Entergy has agreed (subject to the receipt of any requisite Commission authorization) to implement certain special provisions pertaining to affiliate transactions between Entergy's Regulated Utilities and Nonregulated Businesses (each as defined in Article 1 of this Agreement), including, without limitation, (i) a provision requiring that any services rendered by Entergy's Related Utilities (including EMI) to its Nonregulated Businesses (including EEI), be priced at cost plus 5%, and (ii) a provision modifying the methodology, incorporated in the Original Service Agreement, for the allocation of profits derived by EEI from its marketing to non-affiliates of intellectual property developed or otherwise acquired by Entergy's Regulated Utilities (including
EMI); and

     WHEREAS, by Order dated June 22, 1999 (HCAR No. 27040), the Commission granted Entergy's application requesting, among other things, an exemption from the "at cost" requirements of Section 13(b) of the Act to permit implementation of the provision of the Settlement Agreement requiring that services rendered by EMI to EEI be rendered at cost plus 5%, and (to the extent jurisdictional under the Act) implementation of the profit sharing methodology required under the Settlement Agreements in connection with the marketing by EEI of EMI developed or acquired intellectual property; and

     WHEREAS, it is necessary and appropriate to amend the Original Service Agreement for the purpose, among other things, of incorporating the above referenced provisions of the Settlement Agreements.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein, the parties hereto hereby agree as follows:


     1.   Definitions

     As used hereinafter, the following terms, in addition to those elsewhere defined in this Agreement, shall have the following meanings unless the context otherwise requires:

          A. "Services" shall mean those services described in Articles 3, 4 and 5 hereof.

          B. "Non-Affiliate" means any corporation, company, agency, government, business, entity or person other than Entergy, a direct or indirect subsidiary of Entergy, or a person employed by Entergy or any of such subsidiaries.

          C. "Intellectual Property" means any process, program or technique which is protected by the copyright, patent or trademark laws, or by virtue of being a trade secret, and which has been specifically and knowingly incorporated into, exhibited in, or reduced to a tangible writing, drawing, manual, computer program, product or similar manifestation or thing.

          D. "Regulated Utilities" means Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy New Orleans, Inc., Entergy Services, Inc., System Energy Resources, Inc.,
     Entergy Operations Inc., System Fuels, Inc. and EMI and such other similar subsidiaries as Entergy shall create whose activities and operations are primarily related to the domestic sale of electric energy at retail or at wholesale to affiliates, or the provision of services thereto.

          E. "Nonregulated Businesses" means Entergy Power, Inc., Entergy Enterprises, Inc. and such other subsidiaries and affiliates as Entergy shall create that are not domestic regulated electric or combination electric and gas utilities primarily engaged in the business of selling electric energy or natural gas at retail or wholesale to affiliates or are not primarily engaged in the business of providing services or goods to regulated electric or combination electric and gas utility affiliates.


     2.   Agreement to Furnish Services

          A. Upon its receipt of EEI's work order or other request therefor, EMI will, if it has or can have available the personnel and resources needed to fill the work order or request, furnish to EEI upon the terms and conditions hereinafter set forth such of the Services, at such times, for such periods and in such manner as EEI may from time to time request; provided, however, that the determination of whether EMI has the available personnel and resources to perform in accordance with the work order or request will be entirely within the discretion of EMI, and EMI may at its option elect not to perform any requested Service, except that, once having agreed to perform pursuant to a work order or request, EMI cannot withdraw or depart from such performance without the consent of EEI. In making its determination as to the availability of personnel and resources, EMI may consider whether the use thereof by EEI will interfere with its own use of such personnel and resources.

          B. The provision of Services by EMI pursuant to this Agreement shall in all cases and notwithstanding anything herein contained to the contrary be subject to any limitations contained in authorizations, rules or regulations of those governmental agencies, if any, having jurisdiction over EMI, EEI, or such provision of Services,


     3.   Description of Services

     The services which may be provided by EMI hereunder are described as follows:

          A. EWGs, FUCOs, Qualifying Facilities, Etc. Advise and assist EEI regarding possible investment and participation in, and related activities with respect to, (i) "exempt wholesale generators" and "foreign utility companies," as such terms are defined in Section 32 and 33 of the Act, respectively,
     (ii)"qualifying facilities," including certain cogeneration facilities and small power production facilities, as such terms are defined under the Public Utility Regulatory Policies Act of 1978 and the rules and regulations promulgated thereunder by the Federal Energy Regulatory Commission and (iii) other non-exempt electric generating facilities.

          B. Development of Other Business Enterprises. Advise and assist EEI in the investigation of other business enterprises, and the development of such other business enterprises as are approved by the Commission or otherwise are permitted under the Act.

          C. General Engineering. Perform general engineering work, including system production and transmission studies; prepare and analyze apparatus specifications, distribution studies and standards, civil engineering and hydraulic studies and problems, and fuel supply studies; and advise and assist in connection with analyses of operations and operating and construction budgets.

          D. Design Engineering. Perform detailed design work as requested by EEI.

          E. Accounting and Statistical. Advise and assist EEI in connection with the installation of accounting systems and similar problems, requirements of regulatory bodies with respect to accounting, studies of accounting procedures and practices to improve efficiency, book entries resulting from unusual financial transactions, internal audits, employment of independent auditors, preparation and analyses of financial and operating reports and other statistical matters relating to EEI or its customers, preparation of reports to regulatory commissions, insurance companies and others, standardization of accounting and statistical forms in the interest of economy, and other accounting and statistical matters.

          F. Budgeting. Advise and assist EEI in matters involving the preparation and development of capital and operating budgets, cash and cost forecasts, and budgetary controls.

          G. Business Promotion and Public Relations. Advise and assist EEI in the development of marketing and sales programs, in the preparation and use of advertising and sales materials, and in the determination and carrying out of promotional programs.

          H. Systems and Procedures. Advise and assist EEI in the establishment of good operating practices and methods of procedure, the standardization of forms, the purchase, rental and use of mechanical and electronic data processing, computing and communications equipment, in conducting economic research and planning and in the development of special economic studies.

          I. Access to and Use of Resources. Subject to those conditions with respect to EMI's discretion not to perform any requested
     Service set forth in Article 2A, make available to EEI in the conduct of its business and/or, to the extent necessary or appropriate as required in the performance of its services to its customers access to, use of, or rights in all EMI's resources, including facilities, products, processes, techniques, computer hardware and software, technical information, training aids and properties, vehicles, equipment, machines and other property, whether owned, leased, licensed or otherwise available to, EMI.

          J. Training. Assist EEI in providing training to personnel of EEI or its customers; develop and make available training procedures, materials and facilities, and provide instructors.

          K. General. Make available services in the areas of construction planning and supervision, design, management programs, quality assurance, licensing matters, research and development, and communications systems and procedures.

          L. Other Services. Render advice and assistance in connection with such other matters as EEI may request and EMI may be able to perform with respect to EEI's business and operations.


     4.   Provision of Personnel

          Where specifically requested by EEI, EMI may loan its employees to EEI. In that event, such loaned employees will be under the sole supervision and control of EEI for such period or periods of time as are necessary to complete the work to be performed by such employees. Such employees may be withdrawn by EMI from tasks assigned by EEI only with the consent of EEI. EEI will be responsible for the actions and activities of such employees while engaged in the performance of the work to the same degree as though such persons were employees of EEI. However, as part of Services, EMI during periods when such employees are loaned to EEI will continue to provide to, and with respect to such employees those same payroll, pension, savings, tax withholding, Social Security, unemployment, bookkeeping and other personnel support services then being utilized by EMI in connection with compensating and benefiting such employees.


     5.   Exchange of Intellectual Property

          A. Should EEI in the course of its business develop Intellectual Property, it will make such Intellectual Property available for utilization by EMI without charge (except the actual expenses incurred by EEI in connection with making such new Intellectual Property available to EMI); provided, however, that such availability shall be dependent upon and subject to any contractual commitments of EEI to Non-Affiliates, applicable laws and regulations, and the legal rights and entitlements of others.

          B. As part of the Services, EMI will make available to EEI for utilization by it all Intellectual Property heretofore or hereafter developed or obtained by EMI without charge (except for the actual expenses incurred by EMI in making the same available to EEI, and except as otherwise provided in Article 8 below); provided, however, that such availability shall be dependent upon and subject to any contractual commitments of EMI to Non-
     Affiliates, applicable laws and regulations, and the legal rights and entitlements of others.


     6.   Compensation of EMI

     As compensation for Services actually requested by EEI and rendered to it by EMI, EEI hereby agrees to pay to EMI (except as described in Article 5B) an amount equal to (a) all costs properly chargeable or allocable thereto, as controlled through a work order procedure, computed in accordance with applicable rules and regulations (including, but not limited to, Rules 90 and 91) under the Act and appropriate accounting standards, plus
(b) a charge of five percent (5%) of such costs. Such costs shall be determined as outlined on Exhibit A attached hereto and incorporated herein by reference.


     7.   Work Orders

     The Services will be performed in accordance with work orders or requests issued or made by or on behalf of EEI and accepted by EMI, and all Services will be assigned an applicable work order number to enable specific work to be properly allocated by project or other appropriate basis. Work orders shall be as specific as practicable in defining the Services requested to be performed and will set forth the scope and duration of the Services to be performed and the specific employees to be loaned to EEI pursuant to the work order. EEI shall have the right from time to time to amend, alter or rescind any work order, provided that (i) any such amendment or alteration which results in a material change in the scope of the work to be performed or equipment to be provided is agreed to by EMI; (ii) the costs for the Services covered by the work order will include any expense incurred by EMI as a direct result of such amendment, alteration or rescission of the work order; and
(iii) no amendment, alteration or rescission of a work order will release EEI from liability for all such costs already incurred or contracted for by EMI pursuant to the work order, regardless of whether the work associated with such costs is discontinued by such amendment, alteration or rescission.


     8.   Disposition of Intellectual Property

     In the event EEI with the express written consent of EMI markets to Non-Affiliates Intellectual Property heretofore or hereafter developed or otherwise acquired by EMI for its own use, and such Intellectual Property is actually used by EMI, all profits derived by EEI from such marketing transactions shall be divided equally by EMI and EEI, after deducting all of EEI's incremental costs associated with making the Intellectual Property available for sale, including the cost of marketing such Intellectual Property; provided, however, that in the event any Intellectual Property developed or otherwise acquired by EMI for its own use is not actually so used, and is subsequently marketed by EEI to Non-Affiliates, EEI shall fully reimburse EMI for all of its costs incurred to develop or otherwise acquire such Intellectual Property before any profits derived from its marketing of such Intellectual Property shall be so divided.


     9.   Limitation of Liability and Indemnification

     In performing the Services hereunder (except to the extent such Services are being performed by employees loaned to and under the supervision of EEI), EMI will exercise due care to assure that the Services are performed in a workmanlike manner, meet the standards and specifications set forth in the applicable work order or request with respect to such Services, and comply with applicable standards of law and regulation. However, failure to meet these obligations shall in no event subject EMI to any claims or liabilities other than to reperform the work and be compensated in accordance with this Agreement for such reperformance such that it fully complies with the work order, request or standard, as the case may be. EMI makes no other warranty with respect to its performance of the Services, and EEI agrees to accept such Services without further warranty of any nature. EEI shall and does hereby indemnify and agree to save harmless and defend EMI from liabilities, taxes, losses, obligations, claims, damages, penalties, causes of action, suits, costs and expenses or judgments of any nature, on account of, or resulting from: (i) injuries to or the death of any person; (ii) damage to or loss of any property; (iii) any alleged or actual violation of law, court order, or governmental agency rule or regulation committed by or existing with respect to EEI or its employees, agents or subcontractors; (iv) any alleged or actual breaches of contract by EEI; (v) any claims by or on account of any employee, agent or subcontractor of EEI; (vi) services or labor performed, labor force, materials, provisions or supplies furnished or allegedly contracted for by or on behalf of EEI, its employees, agents or subcontractors; and/or (vii) other damages; which, in all cases, are attributable to or arise out of the performance and prosecution of any project or work performed by or on behalf of EEI, whether or not the same results or allegedly results from the claimed or actual negligence or breach of warranty of, or breach of contract or willful conduct by, EEI or of its employees, agents or contractors or its or their subcontractors or any combination thereof.


     10.  Miscellaneous

     This Agreement shall be binding upon the successors and assigns of the parties hereto, provided that EMI shall not be entitled to assign or subcontract out any of its obligations under this Agreement or under any purchase order or work order issued hereunder without the prior written approval of EEI. This Agreement may not be modified or amended in any respect except in writing executed by the parties hereto. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Louisiana. This Agreement may be executed in counterparts, each one of which when fully executed shall be deemed to have the same dignity, force and effect as an original. No provision of this Agreement shall be deemed waived nor breach of this Agreement consented to unless such waiver or consent is set forth in writing and executed by the party hereto making such waiver or consent.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective corporate names by their respective Presidents or one of their respective Vice Presidents as of the day and year first above written.

ENTERGY MISSISSIPPI, INC.


By:   /s/ C. John Wilder
            C. John Wilder
     Executive Vice President and
       Chief Financial Officer

ENTERGY ENTERPRISES, INC.


By:  /s/ Steven C. McNeal
           Steven C. McNeal
     Vice President and Treasurer

                                                        EXHIBIT A

                    ENTERGY ENTERPRISES, INC.

   Accounting/Billing Procedures by Entergy Mississippi, Inc.

I.   Introduction

This procedure establishes the guidelines for determining the cost of Services for, and billings by, Entergy Mississippi, Inc.
(EMI) to Entergy Enterprises, Inc. (EEI). These billings will include direct and indirect costs normally incurred by EMI in its operations, plus a charge of five percent (5%) of the total of such costs. Revenues and costs related to these billings will be recorded in the accounting records of EMI in accordance with generally accepted accounting principles and FERC guidelines.

The procedures to be employed in determining costs for Services performed for EEI, and rendering billing for such Services, will closely follow the procedures used to bill other System Companies for work performed.

II.  Method of Billings

Each Service provided by EMI is accounted for using a job order system. Direct costs charged to each job will be made using the current accounting system's source documents (time reports, expense accounts, journal entries, vendor invoices). Charges for Services (including the cost of Services plus the 5% adder) will be billed on a monthly basis. All amounts will be payable in accordance with agreed upon procedures between EMI and EEI.

III. Calculation of Cost

The cost of Services provided to EEI will be calculated, based on individual projects or jobs, according to the following guidelines:

     A.   Labor

          Labor costs billed for Services provided include salaries and related direct labor costs for employees.

               1.   Direct Labor

                    Direct labor costs will be based on actual gross wage rates of employees assigned to perform services multiplied by the actual number of hours actually worked. These direct labor hours will be recorded on time reports.
                                                        EXHIBIT A

               2.   Indirect Labor Off-Duty Wages and Benefits

                    A labor overhead rate (calculated annually) will be applied to each direct labor hour for the following:

                         Vacations
                         Holidays
                         Sick
                         Off-duty time
                         Pensions
                         Savings plan
                         Insurance
                         Salary related taxes (FICA, FUTA, SUTA,
                    etc)
                         All other employee benefits and salary
                    taxes

     B.   Employee Travel, Subsistence and Other Related Expenses

          It is likely in the normal course of providing Services to EEI that travel, meals, lodging and related expenses will be incurred. Such expenses will be accumulated at cost on an expense account form.

     C.   Vehicle and Equipment Usage

          When vehicles or equipment are used by EMI in the course of providing services, a standard rate (miles or hours) by vehicle or equipment class will be applied to recover all costs of operation of the vehicle or equipment.

     D.   Materials

          The cost of materials purchased by EMI in connection with direct services rendered will be determined based on the total net purchase price, plus applicable stores overheads and taxes.

     E.   Administrative and Engineering Overheads

          An overhead rate will be applied to total expenses in items A-D above to compensate for indirect administrative and engineering overheads.